July 2016

Pricing Sheet dated July 29, 2016 relating to

Preliminary Terms No. 1,011 dated July 22, 2016

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Buffered Auto-Callable Securities Based on the Performance of the EURO STOXX 50® Index due August 3, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – JULY 29, 2016
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$3,355,100
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		July 29, 2016
Original issue date:		August 3, 2016 (3 business days after the pricing date)
Maturity date:		August 3, 2021
Early redemption:		If, on any of the first four annual determination dates, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 9.05% per annum for each annual determination date, as follows:

•          1st determination date: $10.905

•          2nd determination date: $11.810

•          3rd determination date: $12.715

•          4th determination date: $13.620

No further payments will be made on the securities once they have been redeemed.

Determination dates:

1st determination date: August 1, 2017

2nd determination date: July 30, 2018

3rd determination date: July 29, 2019

4th determination date: July 29, 2020

Final determination date: July 29, 2021

The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:		The third business day after the relevant determination date
Initial index value:		2,990.76, which is the index closing value on the pricing date
Final index value:		The index closing value on the final determination date
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

 •    If the final index value is greater than or equal to the initial index value:

$14.525

•    If the final index value is less than the initial index value but is greater than or equal to the threshold level:

$10

•    If the final index value is less than the threshold level:

$10 x (index performance factor + buffer amount)

In this scenario, the payment at maturity will be less than the stated principal amount, subject to the minimum payment at maturity of $1.50 per security.

Buffer amount:		15%
Minimum payment at maturity:		$1.50 per security
Threshold level:		2,542.146, which is equal to 85% of the initial index value
Index performance factor:		Final index value divided by the initial index value
CUSIP:		61766B770
ISIN:		US61766B7709
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.565 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$3,355,100	$100,653	$3,254,447
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1,011 dated July 22, 2016	Product Supplement for Auto-Callable Securities dated February 29, 2016
Index Supplement dated February 29, 2016	Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.